                                                                    EXHIBIT 10.2

                    CODE SHARE AND REVENUE SHARING AGREEMENT

This CODE SHARE AND REVENUE SHARING AGREEMENT (the "Agreement") is made and entered into to be effective as of March 20, 2001 (the "Effective Date"), by and between AMERICA WEST AIRLINES, INC., a Delaware corporation ("AWA"), and CHAUTAUQUA AIRLINES, INC., a New York corporation ("CAI").

                                 R E C I T A L S

A. AWA holds a certificate of public convenience and necessity issued by the Department of Transportation ("DOT") authorizing AWA to engage in the interstate and oversees air transportation of persons, property and mail between all points in the United States, its territories and possessions.

B. CAI holds a certificate of public convenience and necessity issued by the DOT authorizing CAI to engage in the interstate transportation of persons, property and mail in the United States, its territories and possessions.

C. AWA owns various trades marks, services marks and logos, including "America West Airlines," "America West Express," and distinctive exterior color decor and patterns on its aircraft, hereinafter referred to individually and collectively as the "AWA Service Marks".

D. AWA and CAI desire to provide scheduled air transportation services as America West Express using a Columbus, Ohio hub and to share in the revenue and costs of such services as provided in this Agreement.

NOW, THEREFORE, in consideration of the promises, covenants, representations and warranties hereinafter set forth, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AWA and CAI agree as set forth below.

                                A G R E E M E N T

1.       RIGHTS, RESPONSIBILITIES AND OBLIGATIONS OF CAI:

         1.1 FLIGHT SERVICE. Commencing upon the date the first Aircraft is placed into Flight Services pursuant to Section 1.2 (the "Commencement Date"), and continuing during the term of this Agreement, CAI shall operate America West Express air transportation services (the "Flight Services"), using the fleet of aircraft as established pursuant to Section 1.2, to and from Columbus, Ohio as the hub city ("CMH") for the Flight Services, and based upon the schedule established from time to time by AWA (the "Schedule") in written notice to CAI (a "Schedule Notice"). AWA, to the extent reasonably practicable, shall provide CAI with a Schedule Notice at least 60 days prior to any Schedule change. For purposes of this Agreement, "Flights" means flights operated pursuant to the Schedule. AWA may change the Schedule by issuance of a Schedule Notice at any time. When creating a Schedule,


----------
Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933. The omitted materials have been filed separately with the Securities and Exchange Commission.

                  AWA shall: (i) take into account the number of Aircraft in the Fleet and CAI's aircraft maintenance requirements; (ii) create a Schedule which will permit CAI to schedule flight crews in a manner consistent with industry operational practices; (iii) schedule block times based on AWA's internal block time policy; (iv) provide for a minimum of 30 minute turn time in CMH and 25 minute turn time in other cities; (v) provide for at least [*] of the Aircraft to remain overnight in CMH for a minimum of [*] hours; (vi) provide for Aircraft to remain overnight at least [*] hours in cities other than CMH; (vii) take into account airport facilities available for Aircraft handling; (viii) provide for the following Aircraft utilization: (a) an average of not less than [*] block hours per day per Aircraft in the Fleet during each calendar month; (b) an average of not less than [*] Available Seat Miles nor more than [*] Available Seat Miles per day per Aircraft in the Fleet during each calendar month; and (c) an average of not less than [*] departures per day per Aircraft in the Fleet during each calendar month; and (ix) provide for scheduled heavy maintenance on Aircraft as required from time to time. CAI, to the extent reasonably practicable, shall implement all changes in the Schedule contained in a Schedule Notice in accordance with AWA's scheduling requirements but in no event greater than 60 days after receipt of a Schedule Notice. CAI or any of its affiliates shall not provide any flight service from Columbus for any other airline utilizing Columbus, Ohio as a hub city. Except as provided in the previous sentence, CAI may provide flight services for other airlines. "Available Seat Miles" means one seat traveling one statute mile.

                  CAI acknowledges that AWA may Schedule Flights using ERJs in and out of the Phoenix, Arizona Sky Harbor International airport. Prior to CAI commencing such Flights, CAI and AWA, in good faith based on prevailing market costs and expenses, shall adjust the Guaranteed Costs payable pursuant to Section 6.2 to take into consideration the additional and increased cost of operating such Flights in such location. Upon agreeing to the Guaranteed Costs adjustment, AWA and CAI shall execute and attach an addendum to this Agreement supplementing the Guaranteed Costs Schedule. In addition to paying the increased or additional Guaranteed Costs, AWA shall reimburse CAI for all actual and reasonable out-of-pocket costs and expenses incurred by CAI in connection with establishing Flight Services out of the Phoenix, Arizona Sky Harbor International Airport (the "Transition Costs"). CAI, within 60 days after commencement of such Flights, shall submit to AWA a statement for the Transition Costs together with backup documentation of such Transition Costs (the "Transition Statement"). AWA shall reimburse the Transition Costs within 30 days after receipt of the Transition Statement.

         1.2      FLEET.


----------
* Confidential

                  1.2.1 INITIAL ERJ FLEET. CAI shall provide the Flight Services using EMB 145 LR's with AE 3007 A1-P engines (collectively, the "Fleet" and individually, each an "Aircraft"). One Aircraft shall be placed into Flight Services by CAI during or before each of the following calendar months: August 2001, September, 2001, October 2001 (2 Aircraft), January 2002, February 2002, March 2002, April 2002, May 2002, June 2002, July 2002, and August 2002 for a total of 12 Aircraft (collectively, the "Firm Aircraft"). CAI shall provide AWA with at least 90 days' prior written notice of the calendar week in which each of the Firm Aircraft will be placed into Flight Services under this Agreement (each, a "Scheduled Delivery Week"). If an Aircraft is not a "new" Aircraft from the manufacturer, then the Aircraft shall not be older than [*] from new manufacturer delivery and the interior and exterior shall be decorated, painted and reconfigured to AWA specifications at CAI's sole cost and expense prior to the delivery date.

                  1.2.2 ERJ FLEET EXPANSION. AWA shall have the options to expand the Fleet by 12 additional 50-seat ERJ Aircraft from the options held by CAI to acquire the Aircraft in the years 2002 and 2003 pursuant to that certain agreement with the Aircraft manufacturer referenced on Exhibit D, attached hereto. On or before each Option Exercise Date (set forth in the chart below), AWA, by written notice to CAI, shall have the option to require CAI to increase the Fleet by the addition of two new Aircraft in the applicable In Service Months (each, a "Fleet Expansion Option"):


                                    Option Exercise Date      in Service Months
                                    --------------------      -----------------
                                     October 20, 2001         September,
                                                              October, November
                                                              and December 2002
                                     December 20, 2001        January and
                                                              February 2003
                                     February 20, 2002        March and April
                                                              2003
                                     April 20, 2002           May and June
                                                              2003
                                     June 20, 2002            July and August
                                                              2003

                                    The Fleet Expansion Options are separate and individual options and may be exercised or not exercised on a separate and individual basis. The two Aircraft that are the subject of each Fleet Expansion Option shall be added to the Fleet by CAI one each in each of the applicable In Service Months.

                           (c) CAI shall provide AWA with at least 90 days' prior written notice of the Scheduled Delivery Week for each Option Aircraft that is placed into Flight Service pursuant to this Section 1.2.2.

                  1.2.3 FLEET REDUCTION. AWA, by providing at least 180 days' prior written notice to CAI, amy require CAI to remove from Flight Services each

---------
* Confidential

                           Aircraft after the 10th anniversary of the date such Aircraft is placed into Flight Services (each, a "Elimination Notice"). In addition, AWA may require CAI to remove from Flight Services (i) any one Aircraft after the sixth anniversary of the Commencement Date, and (ii) any two Aircraft after the eighth anniversary of the Commencement Date, by providing CAI with an Elimination Notice no less than 365 days prior to the removal date (each, an "Early Elimination"). CAI shall remove the applicable Aircraft from providing Flight Services on the date set forth in the Elimination Notice (the "Elimination Date"). From and after the Elimination Date, the Aircraft shall no longer be used to provide Flight Services and AWA shall have no further payment obligations under this Agreement for such Aircraft. In the event of an Early Elimination, within 30 days after each Elimination Date, AWA shall pay to CAI an amount equal to [*] for each Aircraft subject to Early Elimination.

                  1.2.4 SPARE AIRCRAFT. The 22nd Aircraft placed into Flight Services under this Agreement shall be a spare Aircraft under this Agreement. The spare Aircraft shall be an Aircraft providing Flight Services for all purposes under this Agreement, including, without limitation, payments under Section 6.1.7 and 6.2.

                  1.2.5 FAILED DELIVERY. Notwithstanding anything in this Agreement to the contrary, CAI shall not be liable to AWA for the failure to deliver any Aircraft during a Scheduled Delivery Week (a "FAILED DELIVERY") if: (i) the failure to deliver is the result of the manufacturer's failure to deliver the Aircraft to CAI as a result events, facts or circumstances beyond the control of CAI and not directly or indirectly attributable to or arising or resulting from the acts or omissions of CAI, its agents, employees or contractors; (ii) CAI uses commercially reasonable efforts to acquire a replacement aircraft for the Aircraft that was not delivered; and (iii) CAI pays to AWA any compensation, damages or award obtained by Mesa from the manufacturer as a result of the failed delivery (an "EXCUSED FAILURE"). In the event of a Failed Delivery, CAI shall use commercially reasonable efforts to obtain the applicable Aircraft as soon as practicable after the Scheduled Delivery Week. If the Aircraft that is the subject of a Failed Delivery is not delivered within 90 days after the Scheduled Delivery Week, then AWA shall have the option to elect not to include such Aircraft under this Agreement by providing written notice to CAI at any time prior to the actual delivery of such Aircraft. If a Failed Delivery is not the result of an Excused Failure, then AWA shall have all rights and remedies under this Agreement for such Failed Delivery.

         1.3 PERSONNEL; TRAINING. CAI shall employ and maintain a sufficient number of competent, trained personnel, including, but not limited to pilots, flight attendants and maintenance personnel necessary to provide the Flight Services as required by this Agreement. In addition, CAI shall employ and

--------
* Confidential
                  maintain a commercially reasonable number of reserve pilots and flight attendants based in Columbus, Ohio Metropolitan area based on the Flight Services to be provided pursuant to this Agreement. CAI shall cause all CAI personnel providing Flight Services to wear uniforms approved by AWA, which approval shall not be unreasonably withheld, and shall comply with all appearance guidelines required of all AWA personnel.

                  CAI shall provide initial training, recurrent training and customer service training to personnel reasonably identified by AWA at programs approved by AWA. AWA shall provide applicable training materials. CAI shall pay all training expenses including AWA instructor travel expenses. In the event AWA becomes a hazardous materials carrier, CAI, at AWA's expense, shall conduct all hazardous materials training required by AWA or AWA's other code share partners.

         1.4 SERVICE QUALITY AND LEVEL. All Flight Services shall be provided by CAI at a service quality and level of service (other than first class service) equal to or greater than the service quality and level of service provided by AWA to the extent applicable to the type of Aircraft used to provide the Flight Services.

         1.5      MAINTENANCE.

                  1.5.1 OBLIGATION. CAI, at its own cost and expense, shall be responsible for the service, repair, maintenance, overhauling and testing of each Aircraft: (i) in compliance with the maintenance program for each Aircraft as approved by the FAA and pursuant to all applicable aircraft maintenance manuals applicable to each Aircraft; (ii) so as to keep each Aircraft in good and safe operating condition; and (iii) so as to keep the Aircraft in such operating condition as may be necessary to enable the airworthiness certification of the Aircraft to be maintained in good standing. CAI shall retain full authority and control over the service, repair, maintenance, overhauling and testing of each Aircraft. AWA shall have no obligations or duties with respect to the service, repair, maintenance, overhauling or testing of any Aircraft.

                  1.5.2 LOCATION. CAI shall maintain its maintenance base for the Aircraft in Columbus, Ohio. CAI shall not relocate its maintenance base, without the prior written consent of AWA, which consent may be withheld if the new location fails to meet AWA's maintenance base requirements. CAI, with the prior written consent of AWA, may add maintenance bases as necessary to provide the Flight Services at locations which meet AWA's maintenance base requirements.

         1.6 EMERGENCY OPERATIONS. CAI and AWA shall coordinate to develop a plan that complies with applicable Regulations (as defined below) to be implemented in the event of any incident involving personal injury or death to a passenger or crew member on a Flight. The emergency response teams of AWA and CAI shall coordinate their efforts and shall cooperate fully in response to such emergency.

         1.7 FLEET CONFIGURATION. All Aircraft in the Fleet on the Commencement Date and Aircraft added to the Fleet shall have a passenger seating configuration and seating capacity as provided in the first Aircraft in the Fleet. AWA, at AWA's cost and expense, may require CAI to reconfigure or change the seating capacity of an Aircraft. All such requested changes shall be implemented within 180 days after CAI's receipt of written request from AWA. Upon the expiration or termination of this Agreement or the elimination of any reconfigured Aircraft pursuant to Section 1.2.3, AWA, within 30 days after receipt of written request, shall reimburse CAI for all actual out-of-pocket costs and expenses incurred by CAI to reconfigure any Aircraft back to the original configuration existing prior to any reconfiguration requested by AWA.

         1.8 CLEANLINESS. Except as provided in Section 2.3, CAI, at its sole cost and expense, shall cause all Aircraft while remaining overnight at CMH to be cleaned and maintained in an appearance in accordance with cleaning standards, requirements and guidelines promulgated by AWA from time to time.

2.       RIGHTS, RESPONSIBILITIES AND OBLIGATIONS OF AWA.

         2.1      FLIGHT MANAGEMENT ITEMS. AWA, in its sole discretion, shall:
                  (i) designate from time to time, pursuant to each Schedule Notice, the routes on and destinations to which CAI is to provide the Flight Services and the times of departure for the Flights; (ii) set the fares to be paid for such Flights by the passengers; and (iii) be responsible for the passenger booking, yield management and overbooking of Flights, limited only by the Fleet required to be maintained by CAI pursuant to this Agreement.

         2.2 MARKETING/REVENUE. AWA, in its sole discretion and at its sole cost, shall market, advertise and sell tickets on all Flights. AWA shall provide all reservation services for the Flight Services and shall pay all ticketing and advertising expenses, credit card charges, travel agent commissions and CRS fees applicable to such services. AWA shall be entitled to retain, and CAI shall pay to AWA, all revenue and income generated by the Flight Services. CAI shall provide to AWA all tickets and other revenue documentation collected or lifted by CAI. AWA shall process CAI lifted passenger lift documents using standard industry pricing procedures. CAI agrees to cooperate with AWA on any special pricing or reporting requirements. CAI shall supply AWA with specific reporting requirements.

         2.3      AIRPORT SERVICES. AWA, at its sole cost and expense, shall:
                  (i) provide curb-side service, check-in service, ticketing and security services for all Flights; (ii) transfer all baggage for passengers connecting to and from AWA flights and Flights; (iii) provide baggage, cargo and mail handling services for all Flights; (iv) provide Aircraft ground handling; (v) provide Aircraft cleaning (other than during overnight turns at CMH) and provisioning during turns and overnight stays; (vi) provide food and beverage supplies for each Flight; and (vii) provide such other ground services selected by AWA.

         2.4 OTHER CODE SHARE PARTNERS. AWA shall have the right to enter into code share, joint marketing, charter or other alliance-type agreements with any other flight service commuter operator to provide flight services to any destinations or for any routes. AWA may permit any of AWA's other code share partners to place their code on any Flight. AWA or its code share partners shall pay all costs and expenses incurred by CAI in placing such other code on such Flights.

         2.5 CHARTERS. AWA, at its sole discretion, may market charter flights on the Aircraft. CAI shall operate such charter flights provided flight crews and Aircraft are available and not otherwise subject or committed to maintenance requirements. CAI is required to operate the charters in a manner consistent with the terms of this Agreement. In respect of any charter flight, AWA and CAI, in good faith, shall negotiate the costs and expenses to be paid by AWA for such services.

         2.6 AIRPORT SLOTS. AWA shall provide to CAI the right to use the airport slots owned by AWA at airports that are or become slot controlled (the "Slots"). The Slots shall at all times remain the property of AWA and upon the expiration or earlier termination of this Agreement or upon the request of AWA, CAI shall take all steps necessary to insure all rights acquired by CAI in the Slots, if any, are conveyed to AWA or any other person or entity designated by AWA.

         2.7 HANGER. AWA shall use commercially reasonable efforts to provide CAI with hanger space at CAI leased by AWA (the "Hanger"). Prior to entering into a lease for hanger space at CMH, CAI shall meet and confer with AWA as to the availability of the Hanger. If CAI executes a lease for hanger space at CMH, then CAI shall not be required to use the Hanger provided by AWA unless AWA reimburses CAI for all costs and expenses incurred by CAI in terminating the lease and any unamortized capital improvements to such space. If AWA provides the Hanger to CAI, then the Guaranteed Costs shall be reduced by an amount equal to the actual occupancy costs being paid by CAI at CMH.

3.       COMPLIANCE WITH REGULATIONS.

         3.1 REGULATIONS. CAI shall perform its obligations and duties under this Agreement, including, without limitation, all Flight Services in full compliance with any and all applicable laws, ordinances, codes, statutes, orders, directives, mandates, requirements, rules and regulations, whether now in effect or hereafter adopted or promulgated, of all governmental agencies having jurisdiction over CAI's operations, including but not limited to the FAA and the DOT (collectively, "Regulations").

         3.2 FLIGHT OPERATIONS. CAI shall be responsible for the operation of each Aircraft and the safe performance of the Flights in accordance with the Regulations and airline industry standard practice and shall retain full authority, operational control and possession of the Aircraft to do so. CAI, its agents or employees, for the purpose of the safe performance of the Flights, shall have absolute discretion in and shall have sole responsibility for all matters concerning the preparation of each Aircraft for its Flights, and all other matters relating to the technical operation of the Aircraft. CAI, insofar as such relates to the safe operation of a Flight, shall have sole and absolute discretion as to the load carried and its distribution and as to the decision whether such Flight shall be taken. CAI shall be solely responsible for and AWA shall have no obligations or duties with respect to the dispatch of all Flights.

         3.3 REGISTRATION. All Aircraft shall remain registered in the United States of America in accordance with the Regulations.

         3.4 DISCLOSURE. CAI, upon 3 business days' prior written request, shall provide AWA the opportunity to review all operating specifications, operational regulations, manuals and calculations with respect to all Aircraft and flight statistics with respect to all Flights at CAI's corporate or other relevant offices where such records are located.

         3.5 REVIEW/AUDIT. AWA, upon 3 business days' prior written notice, may review, at CAI's corporate office, airport ticket offices and other relevant offices, all records, books, logs, files, documentation and information maintained by CAI, or any of its maintenance or service contracts, in connection with Flight operation, safety and regulatory compliance, employee training, Flight dispatch, Aircraft use, operation, maintenance and repair, Flight incidents and governmental orders, mandates and requirements.

         3.6 REPORTING. This Agreement shall be treated as a code share for DOT reporting requirements. AWA, in a timely manner, shall provide CAI with such information necessary for CAI to make the DOT reports and disclosures.

4.       OPERATIONAL PERFORMANCE CRITERIA, INCENTIVES AND PENALTIES.

         4.1 ON TIME PERFORMANCE RATE CRITERIA. Commencing for the first full calendar month after [*] is placed into Flight Services under this Agreement, CAI's target minimum OTP Rate for each calendar month (defined below) is set forth on Exhibit B, attached hereto (the "OTP Rate Target"). The "OTP Rate" is defined as the percentage determined by dividing the number of flight segments not Delayed (defined below) by the total number of flight segments for any calendar month. For purposes of this Agreement, "Delayed" means a flight segment that does not arrive at the destination within 15 minutes after the scheduled arrival time. All flights will be included for calculating the OTP Rate, except Flights that are delayed as a result of events or circumstances beyond the control of CAI, its employees, agents, contractors or subcontractors, including, without limitation, air traffic control delays, weather, the acts or omissions of AWA, its employees, agents or contractors and acts of God. For purposes of the prior sentence, all Aircraft maintenance and repair events or circumstances shall be deemed to be within CAI's control. [*] A flight delayed at AWA's request to accommodate connecting passengers is not a Delayed Flight. To the extent that CAI's OTP Rate falls below the OTP Rate Target for any calendar month, CAI, within 10 days after receipt of written demand, shall pay to AWA the penalty set forth on Exhibit B. To the extent CAI's OTP Rate exceeds the OTP Rate Target set forth on Exhibit B for any calendar month, AWA, within 10 days after receipt of written demand, shall pay the bonus set forth on Exhibit B.

----------
* Confidential

         4.2 FLIGHT COMPLETION FACTOR. Commencing in the first calendar month after [*] is placed into Flight Service, CAI's target minimum FCF (defined below) for each calendar month is set forth on Exhibit B. "FCF" is defined as the percentage of published, scheduled Flights completed for a calendar month. Flights not completed due to events or circumstances beyond the control of CAI, its employees, agents, contractors or subcontractors, including, without limitation, weather, air traffic control failures, the acts or omissions of AWA, its employees, agents or contractors, the grounding of all the Aircraft as a result of a governmental requirement applied to all aircraft similar to the Aircraft, the failure of the Aircraft manufacturer to deliver an Aircraft timely (except to the extent such delay is caused by CAI ) and acts of God will not be included for calculating the FCF. For purposes of the prior sentence, all Aircraft maintenance and repair events or circumstances shall be deemed to be within CAI's control. To the extent CAI's FCF falls below the target minimum FCF for any calendar month, CAI, within 10 days after receipt of written demand, shall pay to AWA the penalty set forth on Exhibit B (the "Monthly Payment"). To the extent CAI's FCF exceeds the target minimum FCF for bonuses for any calendar month set forth on Exhibit B, AWA, within 10 days after receipt of written demand, shall pay the bonus set forth on Exhibit B.

         4.3 RECORDS. All records of Delayed and canceled flights (the "Flight Records") shall be input into AWA's internal MAPPER System ("MAPPER System"). AWA shall make the Flight Records available to CAI through a computer link to the MAPPER System. CAI shall object to any entries in the MAPPER System within 2 business days after the Flight Records are recorded in the MAPPER System. If CAI does not object to any entry, timely, then absent manifest error, the MAPPER System Flight Records shall control. If CAI does not object to any entry, timely, then absent manifest error, the MAPPER System Flight Records shall control. If CAI does object to any entry, timely, then CAI and AWA, in good faith, shall work to correct the error within 24 hours after the objection is made and if CAI and AWA agree to revise the entry, then AWA shall revise the entry in the MAPPER System. If CAI and AWA cannot agree to revise the entry, then the entry in the Flight Records shall remain as originally posted.

---------
* Confidential

         4.4 SETOFF. All undisputed sums payable by CAI to AWA pursuant to this Section 4 may, at AWA's election, be setoff against amounts next due by AWA to CAI pursuant to this Agreement.

         4.5 DUPLICATIVE PAYMENTS. CAI shall not be required to pay both an OTP Rate penalty and FCF penalty for the same calendar month and AWA shall not be required to pay both an OTP Rate bonus and FCF bonus for the same calendar month. If penalties or bonuses are due for both the OTP Rate or FCF in any calendar month, then only the greater of the two penalties or bonuses payable for such month shall be due and payable.

5. IRREGULAR OPERATIONS. If during any calendar month America West Express passengers misconnect to AWA flights due to Flights arriving at their destination more than 15 minutes after the scheduled arrival and, as a result, such passengers have less than the minimum connection time (reasonably established by AWA from time to time for AWA flights) to reach their next flight and the passengers miss the flight and during such calendar month CAI's OTP Rate is below [*], then CAI shall reimburse AWA for costs incurred in providing, as applicable, such passengers the "Misconnected PAX Benefits" given to AWA passengers missing connecting flights pursuant to policies adopted by AWA from time to time. "Misconnected PAX Benefits" include, but are not limited to, "Silverliner" passes, travel vouchers or similar service vouchers, meals and hotels for overnight stays. For determining actual costs, "Silverliner" passes will be valued at [*], increased each January 1 in accordance with the CPI pursuant to Section 6.4. All other costs will be at actual cost.

         AWA, by written notice given to CAI at the end of any calendar month in which CAI's OTP Rate falls below [*], shall invoice CAI for the misconnection costs and expenses incurred by AWA during such calendar month for which CAI is responsible pursuant to this Section 5 (the "Denied Boarding Invoice"). CAI shall pay the sums due in each Denied Boarding Invoice within 30 days after receipt. The Denied Boarding Invoice shall be accompanied by supporting documentation containing reasonable detail to support the charges set forth in the Denied Boarding Invoice.

6. PAYMENT OF FEES/REVENUE SHARING. Commencing on the Commencement Date, CAI and AWA hereby agree to pay the following sums as consideration for this Agreement and the provision of the Flight Services and Other Services provided for herein:

         6.1 CAI ACTUAL COSTS. AWA, in accordance with Section 6.5, shall reimburse to CAI the following actual costs and expenses actually paid by CAI with reference to the performance of the Flight Services and Other Services ("Actual Costs").

                  6.1.1 Hull insurance premiums paid by CAI for each Aircraft for the prior calendar month. Insurance shall be allocated and paid by AWA on a monthly basis equally over the applicable premium period for which the insurance is paid. Insurance shall be prorated by CAI in any premium period during which an Aircraft is added or deleted from this Agreement. If the monthly insurance payments made by AWA are less than the actual premiums paid by CAI, then AWA shall pay such excess in the month CAI pays the insurance premiums. If the monthly payments made by AWA exceed the actual insurance premiums, then AWA shall be entitled to a credit against the next payment of the Actual Costs in an amount equal to such overpayment. CAI, within 10 days after receipt, shall provide AWA with copies of all premium notices received for insurance premiums.

---------
* Confidential

                  6.1.2 Liability insurance premiums paid by CAI for the Flight Services on a revenue passenger mile basis. Insurance shall be allocated and paid on a monthly basis equally over the applicable premium period for which the insurance is paid. Insurance shall be prorated by CAI in any premium period during which this Agreement commences, terminates or expires. If the monthly insurance payments made by AWA are less than the actual premiums paid by CAI, then AWA shall pay such excess in the month CAI pays the insurance premiums. If the monthly payments made by AWA exceed the actual insurance premiums, then AWA shall be entitled to a credit against the next payment of the Actual Costs in an amount equal to such overpayment. CAI, within 10 days after receipt, shall provide AWA with copies of all premium notices received for insurance premiums.

                  6.1.3 Property taxes paid by CAI for each Aircraft or the Fleet. Property taxes shall be allocated and paid on a monthly basis equally over the applicable tax period for which the property taxes are assessed and paid. Property taxes shall be prorated by CAI in 2001 for the initial Fleet. If an Aircraft is added to the Fleet after property taxes are assessed for a tax period, then AWA shall not pay property taxes on the Aircraft for such tax period. If the monthly tax payments made by AWA are less than the actual property taxes assessed and paid by CAI, then AWA shall pay such excess in the month CAI pays the property taxes. If the monthly payments made by AWA exceed the actual property taxes assessed, then AWA shall be entitled to a credit against the next payment of Actual Costs in an amount equal to such overpayment. CAI, within 10 days after receipt, shall provide AWA with copies of all tax notices received for property taxes assessed against any portion of the Fleet.

                  6.1.4 De-Icing expenses paid by CAI for each Aircraft for the prior calendar month.

                  6.1.5 Fuel costs paid by CAI during the prior calendar month, calculated as gallons of fuel burned per hour.

                  6.1.6 Landing fees calculated per Flight departure incurred during the prior calendar month.

                  6.1.7 Monthly lease or other finance expense for each Aircraft accounted for by CAI and paid by AWA in accordance with general accounting principles consistently applied.

                  6.1.8 Actual costs and expenses incurred by CAI during the prior calendar month as a result of Aircraft not remaining overnight at least 9.5 hours in cities, other than at CMH.

                  6.1.9 Repainting of Aircraft costs paid by CAI, made at the request of AWA or for maintenance purposes.

                  6.1.10 Any airport taxes imposed on CAI for operating the Flight services from an airport, if any.

                  CAI shall not enter into any contract with an affiliate to provide the services or materials for which AWA pays the Actual Costs unless such contract is on commercially reasonable terms substantially similar to those available in the market place for arms-length transactions with third parties; provided, however, that CAI may contract with Solitair Corp. for providing aircraft financing services provided the charges do not exceed $500,000.00 plus out-of-pocket expenses per Aircraft. In the event any of the services or materials for which AWA pays the Actual Costs are purchased for the Flight Services provided by this Agreement and for other services provided by CAI and its affiliates, then the costs of such services and materials shall be equitably allocated to Actual Costs payable by AWA such that AWA only pays for the portion of such costs attributable to the Flight Services provided by this Agreement. CAI shall use commercially reasonable efforts to operate the Flight Services in an efficient and cost effective manner to minimize the Actual Costs payable by AWA while maintaining the quality and quantity of services required by this Agreement. CAI shall take all commercially reasonable actions to minimize the taxes imposed on the Fleet. If requested by AWA, in writing, AWA, at AWA's cost and expense, on behalf of CAI may pursue any tax protest or contest for property taxes imposed on the Fleet or any Aircraft in the Fleet in the manner prescribed by applicable law. An "affiliate" of CAI means any person or entity controlling, controlled by or under common control with CAI.

         6.2 CAI GUARANTEED COSTS. Commencing on the Commencement Date, AWA, in accordance with Section 6.5, shall pay to CAI the amounts set forth in and determined in accordance with the number of Aircraft in Flight Services as set forth in Exhibit A (the "Guaranteed Costs Schedule"), as certain amounts may be adjusted in accordance with
                  Section 6.4 below and the terms Exhibit A (the "Guaranteed Costs"). If the term of this Agreement commences or expires or an Aircraft is added or eliminated from the Fleet on other than the first or last day of a calendar month, then the Guaranteed Costs payable by AWA under this Agreement, for existing Aircraft and for such additional Aircraft shall be prorated based on the actual number of days this Agreement is in effect, the actual number of days before and after an Aircraft is added or eliminated for existing Aircraft, and the number of days the new Aircraft is in the Fleet during such month and the actual number of days in such month. Guaranteed Costs shall not be incurred for an Aircraft until it is placed into Flight Services under this Agreement which in no event shall be sooner that 7 days prior to the Scheduled Delivery Week for an Aircraft. For purposes of prorating Guaranteed
                  Costs on existing Aircraft the actual date that an Aircraft is placed into or eliminated from Flight Services shall be used.

         6.3 CONTRACT NEGOTIATION. AWA, in its sole discretion, may assist CAI in the negotiation of contracts for the provision of materials or services, including, without limitation, fuel, subject to the Actual Costs and Guaranteed Costs; provided CAI is not subject to an existing contract for such services or materials.

         6.4 CONSUMER PRICE INDEX ADJUSTMENT. For the purposes of calculating CPI increases in certain categories of the Guaranteed Costs as provided in Exhibit A and the Revenue Rate pursuant to Section 6.6, the following definitions and formulas shall be applied:

                  6.4.1 DEFINITION. "CPI" shall mean the Consumer Price Index, U.S. City Average, All Urban Consumers, All Items (base index year 1982-84 = 100) as published by the United States Department of Labor, Bureau of Labor Statistics. If the manner in which the Consumer Price Index as determined by the Bureau of Labor Statistics shall be substantially revised, including, without limitation, a change in the base index year, an adjustment shall be made by the parties in such revised index which would produce results equivalent, as nearly as possible, to those which would have been obtained if such Consumer Price Index had not been so revised. If the Consumer Price Index shall become unavailable to the public because publication is not readily available to enable the parties to make the adjustment referred to in this Section, then the parties shall mutually agree to substitute therefor a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency or, if no such index shall be available, then a comparable index published by a major bank or other financial institution or by a university or a recognized financial publication.

                  6.4.2 ADJUSTMENT FORMULA. On each January 1, commencing on January 1, 2002 (each an "Adjustment Date"), to determine the amount of adjustment based on the CPI as provided in Exhibit A or Section 5, the applicable category of the Guaranteed Costs or value of Silver Liner passes, as applicable, in effect during the prior calendar year, shall be adjusted by multiplying the applicable category of Guaranteed Costs on the Guaranteed Costs Schedule or value of Silver Line passes, as applicable, in effect for the prior calendar year, by a fraction, the numerator of which shall be the CPI for the month of October immediately preceding the Adjustment Date, and the denominator of which shall be the CPI for the month of October in the immediately preceding calendar year (the "Adjustment"). CAI and AWA shall execute an amendment to the Guaranteed Costs Schedule or this Agreement within 10 days after each Adjustment occurs. The failure to execute such an amendment shall not affect the effectiveness of any Adjustment or the bases for any subsequent Adjustment. Each adjusted category of Guaranteed Costs and value of Silver Liner passes shall be effective until the next applicable Adjustment
                           Date.

         6.5 PAYMENT OF ACTUAL AND GUARANTEED COSTS. Commencing on the Commencement Date, AWA shall pay to CAI the estimated Actual Costs and Guaranteed Costs for each calendar month based on 99% FCF (the "Estimated Costs") as follows: By the 20th day of each calendar month commencing July 20, 2001, CAI shall provide AWA with a statement of the Estimated Costs for the following month. CAI shall use its commercially reasonable judgment to establish the Estimated Costs for each month. For purposes of the Estimated Costs, AWA's fuel cost forecasts shall apply. On or before the 5th, 10th, 15th and 20th day of each calendar month (or next business day thereafter if any such dates is other than a business day), AWA shall pay 25% of the Estimated Costs for such calendar month.

                  On or before the 25th day of each calendar month, CAI shall submit to AWA a statement of the actual Guaranteed Costs and Actual Costs (the "Incurred Costs") payable by AWA for the prior calendar month (the "Incurred Costs Statement"). If the Estimated Costs paid by AWA in any calendar month exceed the Incurred Costs in any calendar month, then CAI, together with the Incurred Costs Statement for such calendar month, shall reimburse AWA the amount by which the Estimated Costs paid by AWA exceeded the Incurred Costs. If the Incurred Costs in any calendar month exceed the Estimated Costs paid by AWA in any calendar month, then AWA within [*] after receipt of the Incurred Costs Statement, shall reimburse and pay to CAI the amount by which the Incurred Costs exceed the Estimated Costs paid by AWA for the subject calendar month.

         6.6 SEGMENT REVENUE SHARING. Commencing in the first calendar month after the month in which the Commencement Date occurs, AWA shall pay to CAI, by the 20th day of each calendar month, an amount equal to the product obtained by multiplying the Segment Revenue Percentage by the Segment Revenue generated during the prior calendar month.

                  For purposes of this Agreement, the following terms have the following definitions:

                  "Segment Revenue" means total fares paid by passengers traveling on flights flown by CAI pursuant to this Agreement, less all taxes, assessments, airport charges and other governmental and quasi-governmental charges included in the fares. For calculating Segment Revenue, the fares shall include the portion of the revenue attributed to the CAI Flight segment only, as reasonably determined by AWA.

                  "Segment Revenue Percentage" means the amount set forth in Exhibit C, attached hereto.

         6.7 STATEMENTS AND AUDIT RIGHTS. All Incurred Costs Statements and other requests for payment made by CAI pursuant to this
                  Section 6 shall be accompanied by such supporting information, documentation and calculations as AWA may request from time to time. AWA, by written notice given within 90 days after receipt of an Incurred Costs Statement, may object to the Actual Costs set forth in an Incurred
                  Costs Statement and, within 90 days after the objection and upon 2 days' prior written notice, may review and audit, or cause its independent accountants to review and audit all records and files (including computer data bases) maintained by CAI and relevant to the calculation of Actual Costs pursuant to this Agreement. If AWA's review of the records and files reveals that CAI has overcharged AWA, then CAI shall pay to AWA, upon demand, the overpayments and the costs and expenses of AWA incurred in completing such review and audit and, if such overcharge or underpayment is willful or intentional or exceeds more than 5% of the sums actually payable by AWA, then CAI shall be in default under this Agreement. CAI shall maintain all records, files, information, data and documentation (including computer data bases) used in calculating the Actual Costs in good condition and order at CAI's corporate headquarters. AWA shall not be required to pay any sums, and shall be entitled to receive a refund of any sum paid, for which CAI is unable to provide supporting information, documentation or data. If AWA does not object to an Incurred Costs Statement timely, then the Incurred Costs Statement, absent fraud, shall be final.

7. TERM AND TERMINATION. The term of this Agreement (the "Term") shall commence on the Effective Date and expire on the 10th anniversary of the date that the last Aircraft is added to the Fleet pursuant to
         Section 1.2 of this Agreement ("Expiration Date"), unless earlier terminated as provided in this Agreement. AWA, upon 180 days' prior written notice to CAI ("Termination Notice"), may terminate this Agreement if CAI's FCF falls below [*] months (the "Cancellation Event"). CAI shall have no cure rights months pursuant to Section 12 if a Cancellation Event shall occur. Such termination right shall be in addition to any payments set forth in Section 4 and termination rights for an Event of Default pursuant to Section 12. If AWA elects to terminate this Agreement pursuant to this Section 7, AWA, in the Termination Notice, shall establish as the termination date

---------
* Confidential
         any date between 180 and 210 days after delivery of the Termination Notice. CAI shall continue to provide the Flight Services and Other Services required by this Agreement until the termination date set forth in the Termination Notice. AWA and CAI shall make all payments as required by this Agreement for the period through and including the termination date set forth in the Termination Notice.

8.       SERVICE MARK LICENSE FOR SERVICES PROVIDED BY CAI.

         8.1 GRANT OF LICENSE. For the payment of $1.00, AWA hereby grants to CAI a non-exclusive, non-transferable license to use such AWA Service Marks as AWA may designate, in writing, from time-to-time in connection with the Flight Services and Other Services to be rendered by CAI; provided, however, that at any time prior to expiration or termination of this Agreement AWA may alter, amend or revoke the license hereby granted and require CAI's use of any new or different AWA Service Mark in conjunction with the Services provided hereunder as AWA may determine in its sole discretion and judgment.

         8.2 OPERATION UNDER AWA SERVICE MARKS. CAI shall, at its expense, cause the Fleet and any replacement Aircraft utilized by CAI to provide the Flight Services, to bear AWA Service Marks, consisting of AWA aircraft exterior and interior color decor and pattern provided by AWA and the name "America West Express." Upon written notice from AWA, which shall include the specifications for any such changes in AWA Service Marks and exterior or interior aircraft decor and patterns, CAI shall effect changes in the aircraft decor and patterns within 3 months from the date of such notice. AWA shall reimburse CAI for the cost of repainting and redecorating the Fleet in the event that AWA changes its logo and color decor and pattern from the design existing as of the Effective Date. CAI shall use and display suitable signs on the interior and exterior of each Aircraft identifying CAI as the operator of the Services, such signs shall be subject to the prior written consent of AWA as to nature, size and location provided that the signs shall comply with all Regulations. All announcements, displays or literature used or viewed by CAI customers on Flights shall highlight "America West Express." No such announcements, displays or literature shall reference "CAI Airlines," other than to identify CAI or the operator of the Services, on briefing cards or as required by the Regulations.

         8.3      TERMS AND CONDITIONS GOVERNING TRADEMARK LICENSE.

                  8.3.1 CAI hereby acknowledges AWA's ownership of the AWA Service Marks, further acknowledges the validity of the AWA Service Marks, and agrees that it shall not do anything in any way to infringe or abridge upon AWA's rights in the AWA Service Marks or directly or indirectly to challenge the validity of the AWA Service Marks.

                  8.3.2 To assure that the production appearance and quality of the AWA Service Marks is consistent with AWA's reputation for high quality and the goodwill associated with the AWA Service Marks, CAI agrees to maintain a level of quality consistent with AWA's quality in the

                           Flight Services it provides pursuant to this Agreement and to follow AWA's written instructions regarding use of AWA's Service Marks, as they may be amended from time to time.

                  8.3.3 CAI agrees that, in providing the Flight Services, it shall not advertise or make use of the AWA Service Marks without the prior written consent of AWA. AWA shall have absolute discretion to withhold its consent concerning any and all such advertising and use of the AWA Service Marks in any advertising by CAI. In the event AWA approves the use of such AWA Service Marks in any advertising, such advertising shall identify AWA as the owner of such Service Marks and conform with any additional requirements specified by AWA.

                  8.3.4 To the extent that CAI is licensed to use the AWA Service Marks, the AWA Service Marks shall be used only in connection with the Flight Services specifically covered by this Agreement and not in connection with any other business or activity of CAI or any other entity, except for approved charters.

                  8.3.5 Nothing in this Agreement shall be construed to give CAI the exclusive right to use the AWA Service Marks or abridge AWA's right to use and license the AWA Service Marks, and AWA hereby reserves the right to continue to use the AWA Service Marks and to license such other uses of the AWA Service Marks as AWA may desire.

                  8.3.6 No term or provision of this Agreement shall be construed to preclude the use of the AWA Service Marks, including "America West Express," or the aircraft exterior color decor and patterns by other individuals or entities not covered by this Agreement.

                  8.3.7 Upon the termination or expiration of this Agreement, the license and use of the AWA Service Marks by CAI shall cease and such use shall not thereafter occur.

9.       LIABILITY AND INDEMNIFICATION.

         9.1 RELATIONSHIP BETWEEN THE PARTIES. Nothing contained in this Agreement will be deemed to create any agency or partnership or similar relationship between AWA and CAI. Nothing contained in this Agreement will be deemed to authorize either AWA or CAI to bind or obligate the other. CAI and its employees engaged in performing the Flight Services shall be employees of CAI for all purposes, and under no circumstances shall be deemed to be employees, agents or independent contractors of AWA. AWA and its employees engaged in performing the obligations of AWA under this Agreement shall be employees, agents and independent contractors of AWA for all purposes, and under no circumstances shall be deemed to be employees, agents or independent contractors of CAI. Pursuant to this

                  Agreement, CAI shall act, for all purposes, as an independent contractor and not as an agent for AWA. AWA shall have no supervisory power or control over any employees engaged by CAI in connection with its performance hereunder, and all complaints or requested changes in procedures shall be transmitted by AWA to a designated officer of CAI. Nothing contained in this Agreement shall be intended to limit or condition CAI's control over its operations or the conduct of its business as an air carrier, and CAI and its principals assume all risks of financial losses which may result from the operation of the Flight Services to be provided by CAI hereunder.

         9.2 INDEMNIFICATION BY CAI. CAI agrees to indemnify, defend and hold harmless AWA, its directors, officers, employees, agents, parent corporation, subsidiaries and affiliates for, from and against any and all loss, liability, claim, damage, penalty, fine, charge, cause of action, demand, cost and expense (including attorneys' and consultants' fees and costs) whatsoever (collectively, "Damages"), as incurred, arising out of, resulting from or incurred in connection with: (i) the provision of the Flight Services by CAI; (ii) CAI's breach of this Agreement; (iii) damage or destruction of property of any person, or injury or death of any person, caused by, arising out of, or in connection with any act or omission of CAI, its employees, agents, licensees, contractors, suppliers, officers or directors; (iv) any taxes, impositions, assessments or other governmental charges incurred by CAI in providing the Flight Services or imposed on any revenue generated by this Agreement (except as set forth in Section 6.1.3); (v) passenger complaints or claims by passengers using the Flight Services; and (vi) failure to comply with any Regulations. CAI shall reimburse AWA or other Indemnified Party (as defined below) for any legal and any other expenses reasonably incurred in investigating, preparing or defending against any claim or action arising out of or relating to any of the foregoing.

         9.3 INDEMNIFICATION BY AWA. AWA agrees to indemnify, defend and hold harmless CAI, its directors, officers, employees, agents, parent corporation, subsidiaries and affiliates for, from and against any and all Damages, as incurred, arising out of, resulting from or incurred in connection with: (i) AWA's breach of this Agreement; (ii) damage or destruction of property of any person, or injury or death of any person, caused by, arising out of, or in connection with any act or omission of AWA, its employees, agents, licensees, contractors, suppliers, officers or directors in performing AWA's obligations under this Agreement to the extent not covered by insurance required to be maintained by CAI pursuant to this Agreement; and (iii) any taxes, impositions, assessments or other governmental charges incurred by AWA for revenue received by AWA under this Agreement. AWA shall reimburse CAI or other Indemnified Party (as defined below) for any legal and any other expenses reasonably incurred in investigating, preparing or defending against any claim or action arising out of or relating to any of the foregoing.

         9.4 CONDUCT OF INDEMNIFICATION PROCEEDINGS. The person or entity claiming indemnification hereunder is referred to as the "Indemnified Party" and the party against whom such claims are asserted hereunder is referred to as the "Indemnifying Party". Each Indemnified Party shall give reasonably prompt notice to the Indemnifying Party of any action or proceeding or assertion or threat of claim commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Indemnifying Party (i) shall not relieve the Indemnifying Party from any liability which it may have under the indemnity agreement provided in this Agreement, unless and to the extent it did not otherwise learn of such action, threat or claim and the lack of notice by the Indemnified Party results in the forfeiture by the Indemnifying Party of substantial rights and defenses and
                  (ii) shall not, in any event, relieve the Indemnifying
                  Party from any obligations to the Indemnified Party other than the indemnification obligation provided under Sections
                  9.2 and 9.3 above. If the Indemnifying Party elects within a reasonable time after receipt of notice, the Indemnifying Party may assume the defense of the action or proceeding at Indemnifying Party's own expense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party; PROVIDED, HOWEVER, that, if the Indemnified Party reasonably determines upon advice of counsel that a conflict of interest exists where it is advisable for the Indemnified Party to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to it which are different from or in addition to those available to the Indemnifying Party, then the Indemnified Party shall be entitled to separate counsel at the Indemnifying Party's expense, which counsel shall be chosen by the Indemnified Party in its sole discretion. If the Indemnifying Party does not assume the defense, after having received the notice referred to in the second sentence of this Section, the Indemnifying Party will pay the reasonable fees and expenses of counsel for the Indemnified Party. Unless and until a final judgment that an Indemnified Party is not entitled to the costs of defense under the foregoing provision, the Indemnifying Party shall reimburse, promptly as they are incurred, the Indemnified Party's costs of defense. The Indemnifying
                  Party shall not settle or compromise any claim for which an Indemnified Party is entitled to indemnity without the prior written consent of the Indemnified Party.

9.5      INSURANCE.

         9.5.1 CAI, at all times during the Agreement, shall have and maintain in full force and effect, policies of insurance satisfactory to AWA, of the types of coverage, and in the minimum amounts stated below with insurance companies satisfactory to AWA and under terms and conditions satisfactory to AWA, including insurance coverage on all Aircraft used to provide Flight Services. Unless otherwise specified, the minimum amounts of insurance coverage required hereunder shall be per occurrence, combined single limit for all insurance coverage required hereunder.

                            1.    Aircraft Liability and Ground Liability      [*]
                                  Insurance (including Commercial General
                                  Liability)

                                  a.       Bodily Injury and Personal Injury   [*]
                                           - Passengers

                                  b.       Bodily Injury and Personal Injury   [*]
                                           - Third Parties

                                  c.       Property Damage                     [*]

                                                                               Per Accident
                                                                               ------------

                            2.    Worker's Compensation Insurance (Company     [*]
                                  Employees)

                            3.    Employers' Liability (Company Employees)     [*]

                            4.    All Risk Hull Insurance on Aircraft          [*]
                                  Performing Services Hereunder


                            5.    Baggage Liability                            [*]

                            6.    Cargo Liability                              [*]

                                                                               [*]



         9.5.2 The parties hereby agree that from time to time during the Term of this Agreement, AWA may require CAI to have and maintain amounts of insurance coverage different from those amounts set forth



---------
* Confidential
                  in Section 9.5.1, should AWA, in its reasonable judgment, deem the circumstances and conditions of the Flight Services to require increases in any or all of the foregoing minimum insurance coverages.

         9.5.3 CAI shall cause all policies of insurance which it maintains pursuant to this Agreement, to be duly and properly endorsed by CAI's insurance underwriters as follows:

                  9.5.3.1 To provide that any waiver of rights of subrogation against other parties by CAI shall not affect the coverage provided hereunder with respect to AWA.

                  9.5.3.2 To provide that CAI's underwriters shall waive any and all subrogation rights against AWA, its directors, officers, agents and employees without regard to any breach of warranty by CAI or to provide other evidence of such waiver of recourse against AWA, its directors, officers, agents, or employees as shall be acceptable to AWA.

                  9.5.3.3 Be duly and properly endorsed to provide that each such policy or policies or any part or parts thereof shall not be canceled, terminated, or materially altered, changed or amended by CAI's insurance underwriters, until after 30 days' written notice to AWA which 30 days' written notice shall commence to run from the date such notice is actually received by AWA.

         9.5.4 With respect to policies of insurance described as Aircraft Liability and Ground Liability Insurance, CAI will provide that such policies:

                  9.5.4.1 Endorse AWA, its directors, officers, agents, parents, subsidiaries and employees as Additional Insureds thereunder.

                  9.5.4.2 Constitute primary insurance for such claims and acknowledge that any other insurance policy or policies of AWA will be secondary or excess insurance;

                  9.5.4.3 Cover AWA's costs of defending against such insured claims including, without limitation, to the extent permitted by the policies, costs incurred in the retention of separate legal counsel of its choice; and

                  9.5.4.4 Provide a cross-liability clause acceptable to AWA, and a specific contractual liability insurance provision covering liability assumed by CAI under this Agreement.

         9.5.5 With respect to policies of insurance for coverage described as Aircraft Liability and General Liability Insurance and All Risk Hull Insurance, CAI shall cause its insurance underwriters to provide a breach of warranty clause.

         9.5.6 All aircraft hull insurance provided pursuant to this Agreement shall be provided on agreed value basis and, except with the consent of AWA, shall not be subject to more than the standard market deductibles. In the event of loss, settled on the basis of a total loss, all losses shall be payable in full.

         9.5.7 Prior to the Commencement Date and from time to time thereafter upon request by AWA, CAI shall furnish to AWA evidence satisfactory to AWA of the aforesaid insurance coverage and endorsements, including certificates certifying that the aforesaid insurance policy or policies with the aforesaid policy limits are duly and properly endorsed as aforesaid and are in full force and effect.

         9.5.8 With respect to policies of insurance obtained directly from foreign underwriters, CAI shall cause such insurance underwriters to provide that AWA may maintain against CAI's underwriters a direct action in the United States upon such insurance policies and to this end to provide a standard service of suit clause designating an agent for service of process in the United States of America.

         9.5.9 In the event CAI fails to maintain in full force and effect any of the insurance and endorsements described in Section 9.5, AWA shall have the right (but not the obligation) to procure and maintain such insurance or any part thereof. The cost of such insurance shall be payable by CAI to AWA upon demand by AWA. The procurement of such insurance or any part thereof by AWA shall not discharge or excuse CAI's obligation to comply with the provisions of Section 9.5. CAI agrees not to cancel, terminate or materially alter, change or amend any of the policies referred to in Section
                  9.5 without 30 days' prior written notice to AWA of its intent to cancel, terminate or materially alter, change or amend said policies or insurance which 30 day notice period shall commence to run from the date notice is actually received by AWA.

         9.5.10 AWA shall maintain cargo liability coverage, in types and amounts required by law, for all air freight transported by CAI under an AWA airbill on any Flights.

         9.5.11 CAI shall use commercially reasonable efforts to divide the Fleet from CAI's turbo prop fleet in order to reduce its liability insurance costs. AWA, in its sole discretion, may elect to acquire the liability insurance required to be maintained by CAI on behalf of CAI.

10.      CONFIDENTIALITY.

         10.1 AWA and CAI agree that the terms of this Agreement shall be treated as confidential and shall not be disclosed to third parties without the express written consent of AWA and CAI, or as required by law. In the event of disclosure required by law, only those portions of this Agreement required to be disclosed shall be disclosed. The disclosing party shall make good faith efforts to minimize the portions to be disclosed and shall seek confidential treatment by the receiving party or agency for any portions disclosed. In the event of one party being served a subpoena or discovery request, prior to responding to the subpoena or request, the party served shall notify the other party to provide the other party an opportunity to contest the disclosure of any terms of this Agreement.

         10.2 "Confidential Information" means any information in any form, including, without limitation, the terms of this Agreement, written documents, oral communications, recordings, videos, software, data bases, business plans, and electronic and magnetic media, provided to or observed by AWA or CAI pursuant to this Agreement, including information owned or provided by either party to the other party, except for information generally available to the public. AWA and CAI agree that they shall maintain all Confidential Information in confidence and use such Confidential Information solely for purposes of performance under this Agreement. Such Confidential Information shall be distributed within each party's company only to personnel and to its legal counsel, auditors and other consultants on a need-to-know basis for purposes related to this Agreement or in compliance with a court order or statutory or regulatory requirements. Except for legal counsel and auditors, and as permitted by Section 10.1, in no event shall either party disclose Confidential Information to any third parties except subcontractors and independent consultants and then only if approved by both parties in writing in advance of such disclosure. Confidential Information does not include information that is available to the general public other than as a result of disclosure by the disclosing party or information that was known or independently developed by the receiving party prior to disclosure, as evidenced by records kept in the ordinary course of business.

         10.3 CAI acknowledges and agrees that any Confidential Information shared or given to AWA pursuant to this Agreement may be shared by AWA on a confidential basis with America West Holdings Corporation, The Leisure Company and other subsidiaries and affiliates of AWA. AWA acknowledges and agrees that the terms of this Agreement and any Confidential Information shared or given to CAI pursuant to this Agreement may be shared by CAI on a confidential basis with Wexford Capital LLC, CAI's financial partners and financial providers and other subsidiaries or affiliates of CAI and may be disclosed to the extent legally required or necessary.

11. TAXES. CAI shall pay, prior to delinquency, all airport, property, sales, use, excise or any other taxes, impositions, assessments or other governmental charges incurred in connection with the provision of the Flight Services under this Agreement and all taxes imposed or any sums paid by AWA to CAI under this Agreement. AWA shall pay, prior to delinquency, all taxes imposed on any sums paid by CAI to AWA under this Agreement.

12.      DEFAULTS AND REMEDIES.

         12.1 DEFAULT BY CAI. The occurrence of any one or more of the following events shall constitute a material default and breach of this Agreement by CAI (an "Event of Default"):

                  12.1.1 The failure of CAI to make any payment required to be made by CAI to AWA hereunder, as and when due, and such failure continues for 5 business days after receipt of written notice;

                  12.1.2 If CAI is required by the FAA or DOT to suspend a substantial portion of its operations for any safety reason and has not resumed such operation within 10 business days of the suspension or if CAI suspends a substantial portion of the Flight Services for any other reason, except as a result of an emergency airworthiness directive from the FAA affecting all aircraft similarly equipped to the Aircraft (not just those owned or operated by CAI);

                  12.1.3 The failure of CAI to observe or perform any of the covenants, conditions or provisions of this Agreement to be observed or performed by CAI, other than as described in Sections 7 or 12.1.1 or 12.1.2 above, and such failure shall continue for a period of 15 days after written notice thereof from AWA to CAI;

                  12.1.4 (i) the cessation of CAI's business operations as a going concern; (ii) the making of CAI of any general assignment, or general arrangement for the benefit of creditors; (iii) the failure of CAI to generally pay CAI's debts as they come due or CAI's written admission of its inability to pay its debts as they come due; (iv) the filing by or against CAI of a petition to have CAI adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of petition filed against CAI, the same is dismissed, stayed or vacated within 60 days); (v) an adjudication of CAI's insolvency; (vi) appointment of a trustee or receiver to take possession of substantially all of CAI's assets which is not dismissed, stayed or vacated within 60 days; or (vii) the attachment, execution or other judicial seizure of all of CAI's assets.

                  12.1.5 Upon an Event of Default, AWA may: (a) by written notice to CAI (a "Default Termination Notice") terminate this Agreement effective as of the date set forth in the Default Termination Notice which date shall not be less than 30 nor more than 180 days after the date of the Default unless the event in 12.1.2 occurs, in which case immediate; and/or (b) pursue all other rights and remedies available at law or in equity to AWA for the Event of Default, including, without limitation, injunctive relief, specific performance and damages. After receipt of a Default Termination Notice, CAI shall continue to provide the Flight Services in accordance with this Agreement until the termination date set forth in the Default Termination Notice. No remedy or election by AWA hereunder shall be deemed exclusive, but shall, wherever possible, be cumulative with all other rights and remedies at law or in equity.

         12.2 AWA DEFAULT. The occurrence of any one or more of the following events shall constitute a material default and breach of this Agreement by AWA (an "AWA Event of Default"):

                  12.2.1 The failure of AWA to make any payment required to be made to CAI by AWA hereunder, as and when due, and such failure continues for 5 business days after receipt of written notice;

                  12.2.2 The failure of AWA to observe or perform any of the covenants, conditions or provisions of this Agreement to be observed or performed by AWA, and such failure shall continue for a period of 15 days after written notice thereof from CAI to AWA;

                  12.2.3 (i) the cessation of AWA's business operations as a going concern; (ii) the making of AWA of any general assignment, or general arrangement for the benefit of creditors; (iii) the failure of AWA to generally pay AWA's debts as they come due or AWA's written admission of its inability to pay its debts as they come due; (iv) the filing by or against AWA of a petition to have AWA adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of petition filed against AWA, the same is dismissed, stayed or vacated within 60 days); (v) an adjudication of AWA's insolvency; (vi) appointment of a trustee or receiver to take possession of substantially all of AWA's assets which is not dismissed, stayed or vacated within 60 days; or (vii) the attachment, execution or other judicial seizure of all of AWA's assets which is not dismissed, stayed or vacated within 60 days.

                  12.2.4 Upon the occurrence and continuance of an AWA Event of Default, CAI may: (a) by written notice to AWA (an "AWA Default Notice") terminate this Agreement effective as of the date set forth in the AWA Default Notice which date shall not be less than 30 nor more than 180 days after the date of the AWA Event of Default; and/or (b) pursue all other rights and remedies available at law or in equity to CAI for the AWA Event of Default, including, without limitation, injunctive relief, specific performance and damages. After receipt of an AWA Default Notice, AWA shall continue to perform its obligations under this Agreement until the termination date set forth in the AWA Default Notice. No remedy or election by CAI hereunder shall be deemed exclusive, but shall, wherever possible, be cumulative with all other rights and remedies at law or in equity.

         12.3 LIMITATION ON DAMAGES. In no event shall either party be liable to the other party for consequential, special or speculative damages, except to the extent recoverable in an indemnity claim pursuant to Section 9.

13.      RECORDS AND REPORTS.

         13.1 RETENTION OF RECORDS. CAI shall keep accurate and complete books and records of all Flight Services and Other Services performed under this Agreement as well as any additional records that the parties agree may be required in accordance with AWA's procedures and the Regulations. CAI shall retain such records in accordance with applicable law, AWA's procedures and the Regulations.

         13.2 PROVISION OF FINANCIAL RECORDS. Upon AWA's request, and until such time as AWA advises CAI that such reports are no longer necessary, CAI shall furnish to AWA, within 60 days following the close of the first three fiscal quarters of CAI, unaudited financial statements including CAI's current corporate balance sheets and profit and loss statements, and within 120 days after the close of its fiscal year, CAI shall furnish AWA with audited financial statements of CAI (or its parent company) including, either separately or on a consolidated basis, the balance sheet and profit and loss statements of that party. The appropriate reports filed on Form 10-Q and 10-K shall be satisfactory to fulfill such obligation.

         13.3 PROVISION OF ADDITIONAL RECORDS. CAI shall promptly furnish AWA with a copy of every report that it prepares and is required to submit to the DOT, FAA, National Transportation Safety Board ("NTSB") or any other governmental agency, relating to any accident or incident involving an Aircraft used in performing Flight Services under this Agreement, when such accident or incident is claimed to have resulted in the death of or substantial injury to any person or the loss of, damage to, or destruction of any property.

         13.4 ADDITIONAL REPORTS. CAI shall promptly notify AWA in writing of (i) any change in or relinquishment of control of CAI, (ii) any agreement contemplating such a change or relinquishment with a copy of such agreement, if in writing, to AWA, or (iii) any change or contemplated change in the Chief Executive Officer position of CAI.

14.      MISCELLANEOUS PROVISIONS.

         14.1 NOTICES. All notices, consents, approvals or other instruments required or permitted to be given by either party pursuant to this Agreement shall be in writing and given by (i) hand delivery, (ii) facsimile, (iii) express overnight delivery service or (iv) certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below and shall be effective upon receipt, except if delivered by facsimile outside of business hours in which case they shall be effective on the next succeeding business day:


                  If to AWA:                America West Airlines, Inc.
                                            4000 E. Sky Harbor Blvd.
                                            Phoenix, Arizona 85034
                                            Attn:  Vice President and General
                                                   Counsel
                                            Telephone:        (602) 693-5805
                                            Facsimile:        (602) 693-5932

                  If to CAI:                Chautauqua Airlines, Inc.
                                            2500 S. High School Drive
                                            Indianapolis, Indiana   46241
                                            Attn:  President
                                            Telephone:        (317) 484-6047
                                            Facsimile:        (317) 484-4547\

                  with a copy to:           Wexford Capital LLC
                                            Wexford Plaza
                                            411 West Putnam Avenue
                                            Greenwich, Connecticut  06830
                                            Attn:  General Counsel
                                            Telephone:        (203) 861-7012
                                            Facsimile:        (203) 862-7312

         14.2 WAIVER AND AMENDMENT. No provisions of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

         14.3 CAPTIONS. Captions are used throughout this Agreement for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

         14.4 ATTORNEYS' FEES. In the event of any judicial or other adversarial proceeding between the parties concerning this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and other costs in addition to any other relief to which it may be entitled.

         14.5 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between AWA and CAI with respect to the subject matter of this Agreement.

         14.6 CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

         14.7 SEVERABILITY. If this Agreement, any one or more of the provisions of this Agreement, or the applicability of this Agreement or any one or more of the provisions of this Agreement to a specific situation, shall be held invalid, illegal or unenforceable or in violation of any contract or agreement to which CAI or AWA are a party, then AWA and CAI shall in good faith amend and modify this Agreement, consistent with the intent of CAI and AWA, as evidenced by this Agreement, to the minimum extent necessary to make it or its application valid, legal and enforceable and in accordance with the applicable agreement or contract, and the validity or enforceability of all other provisions of this Agreement and all other applications of any such provision shall not be affected thereby.

         14.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

         14.9 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of AWA and CAI and their respective successors and permitted assigns.

         14.10 NO ASSIGNMENT. The rights, obligations and duties of AWA and CAI under this Agreement may not be assigned or delegated, except as may otherwise be mutually agreed by AWA and CAI, in their sole and absolute discretion.

                                          AWA:

                                          America West Airlines, Inc.,
                                          a Delaware corporation


                                          By: /s/ William A. Franke
                                             -----------------------------------
                                          Name: William A. Franke
                                               ---------------------------------
                                          Title: Chairman and CEO
                                                --------------------------------

                                          CAI:

                                          Chautauqua Airlines, Inc.,
                                          a New York corporation


                                          By: /s/ Bryan Bedford
                                             -----------------------------------
                                          Name: Bryan Bedford
                                               ---------------------------------
                                          Title: President
                                                --------------------------------

                                    EXHIBITS

                                   EXHIBIT A


[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURUSANT TO A REQUEST FOR CONFIDENTIAL TREATEMENT]

                                    EXHIBIT B


[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURUSANT TO A REQUEST FOR CONFIDENTIAL TREATEMENT]

EXHIBIT C


[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURUSANT TO A REQUEST FOR CONFIDENTIAL TREATEMENT]

                            Note to Exhibit 10.5(a)


The two additional Letter Agreements are substantially identical in all material in all respects except to the filed Letter Agreement except as follows:


Date of Letter Agreement             Serial Numbers Covered
------------------------             ----------------------

February 20, 2002

March 27, 2002